UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2008
COREL CORPORATION
(Exact name of Registrant as specified in its Charter)

CANADA (State or other Jurisdiction) of Incorporation)	000-20562 (Commission File Number)	98-0407194 (IRS Employer Identification No.)
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
(613) 728-0826
(Address of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2008, Corel Corporation (the “Company”) announced the appointment of Kris Hagerman as interim Chief Executive Officer of the Company, effective as of May 8, 2008. Mr. Hagerman’s appointment follows the Company’s April 21, 2008, announcement of the pending departure of current Chief Executive Officer David Dobson. The Company is currently conducting a search for a long-term replacement Chief Executive Officer.
Mr. Hagerman has not served the Company in any capacity prior to his appointment as interim Chief Executive Officer. Most recently, Mr. Hagerman, 44, served as a Senior Advisor at Vector Capital, an indirect holder of 69% of Corel’s outstanding common shares. From 2005 to 2007, Mr. Hagerman served as Senior Vice President of the Storage and Server Management Group of Symantec Corporation (“Symantec”), a provider of infrastructure software, and then as Group President of Symantec’s Data Center Management Group. Prior thereto, he served as Executive Vice President and General Manager of the Storage and Server Management Group for Veritas Software Corporation (“Veritas”), a provider of storage management systems. From 2001 to 2004, Mr. Hagerman held executive positions with Veritas including Vice President of Alliances, Vice President of Strategic Operations, followed by Senior Vice President of Strategic Operations and Executive Vice President of Strategic Operations. Mr. Hagerman received his MBA from Stanford University.
There are no arrangements between Mr. Hagerman and any other person pursuant to which Mr. Hagerman was selected as interim Chief Executive Officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Hagerman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
Mr. Hagerman has no family relationship with any director or executive officer which would otherwise be subject to disclosure under this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed with this Form 8-K:

Exhibit	Description

99.1	Press Release dated May 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: May 5, 2008

COREL CORPORATION
By:	/s/ CHRISTOPHER DIFRANCESCO
	Name:	Christopher DiFrancesco
	Title:	Senior Vice President, Legal, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated May 5, 2008.